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Release	Immediately	Monsanto Company 800 North Lindbergh Blvd St. Louis, Missouri 63167

Contact	Media – Kelli Powers (314-694-4003)

MONSANTO REITERATES CONFIDENCE IN ABILITY TO REACH 2012 FINANCIAL TARGETS AND REAFFIRMS 2010 GUIDANCE

President and CEO Hugh Grant Previews Yield Results Supporting Blockbuster New Products and Reaffirms Earnings Per Share and Cash Flow Guidance for 2010

ST. LOUIS (Dec. 8, 2009) – Monsanto Company (NYSE: MON) is on track in its operational path to reach its 2012 financial commitments, President and CEO Hugh Grant will tell investors today.  Speaking at the Bank of America Merrill Lynch 2009 Global Industries Conference in New York, Grant also will preview yield results the company plans to release later today as promising indicators for 2010 and the path toward 2012.
Grant will focus his remarks on the strength of the company’s operational plan and the three key elements that are expected to enable Monsanto to double 2007 gross profit in 2012: the launches and rapid penetration of GenuityTM SmartStaxTM corn and GenuityTM Roundup Ready 2 Yield® soybean products as well as rapid trait penetration in Brazil and Argentina.
“Our goals are ambitious but achievable,” Grant will say.  “Our pipeline is at its most robust, holding great promise for years to come.  We are continuing to see acceptance of biotechnology around the world, which will enable us to meet future demand.  And this year marks the beginning of a wave of technologies that will each bring step changes in performance on farm – and that starts with Genuity SmartStax and Genuity Roundup Ready 2 Yield.”
Addressing the yield results Monsanto will release later today at the American Seed Trade Association annual conference in Chicago, Grant will say these products are already delivering on the farm.
“What we’re seeing in our yield results this year tells me we are off to a great start in reaching the goals we’ve set for our company,” Grant will say.  “As farmers experience the superior performance and profitability on their farms we’re confident they will be compelled to upgrade to our latest technology.  And this technology upgrade will drive the mix improvement we expect to help us reach our 2012 objectives.”
Grant will highlight the yield results for Genuity SmartStax corn and Roundup Ready 2 Yield soybeans, which indicate:
•	Genuity SmartStax will bring unmatched value from greater whole farm yield, cost savings and more farmer convenience. Genuity SmartStax delivered a significant yield advantage in

Monsanto’s 2009 trials versus competitor triple stacks, and those results should improve under more typical growing conditions.  This indicates that farmers have the opportunity to realize a positive revenue advantage of $60 or more per acre versus competitors from this total package of benefits.

•	Roundup Ready 2 Yield has delivered a step-change in yield improvement of greater than 7 percent over a three-year period against the competitive first-generation Roundup Ready® offerings.

Earnings Guidance
Grant also will reaffirm the company’s full-year 2010 ongoing earnings per share (EPS) guidance is in the range of $3.10 to $3.30.  Grant will say the company continues to expect a small loss in the first-quarter ongoing EPS in the range of $(0.05) or better. Monsanto expects first-quarter EPS on an as-reported basis to be in the range of $(0.07) or better and full-year 2010 EPS guidance on an as-reported basis is in the range of $2.85 to $3.11.  (For a reconciliation of 2010 and first quarter EPS, see note 1.)
For the first quarter, the company confirmed free cash flow guidance to be a use of cash on the order of $1.8 billion, primarily reflecting the year-over-year decrease in the glyphosate business.  Additionally, the first-quarter cash flow comparison to last year is expected to be affected by a shift in timing of working capital use, reflecting in part a shift in timing of some customer prepayments, as well as a one-time benefit to cash in fiscal year 2009 from the divestiture of Monsanto’s dairy business.
Net cash required by operating activities is expected to be in the range of $1.5 billion to $1.7 billion and net cash required by investing activities is expected to be in the range of $100 million to $300 million in the first quarter.  The company expects free cash flow for fiscal year 2010 will be in the range of $900 million to $1 billion, including the after-tax cash effect from a restructuring of approximately $250 million.  The company expects net cash provided by operating activities to be $2 billion to $2.2 billion, and net cash required by investing activities to be approximately $1.1 billion to $1.2 billion for fiscal year 2010.  (For a reconciliation of free cash flow, see note 1.)
A live webcast of Grant’s presentation is available through Monsanto’s web site at:  http://www.monsanto.com/investors.  Following today’s live broadcast set for 10:40 a.m. C.T., a replay of the webcast will be available on the Monsanto web site for three weeks.  To access presentation slides and the simultaneous audio webcast of the presentation, visitors may need to download Windows Media Player™ prior to listening to the webcast.

About Monsanto Company

Monsanto Company is a leading global provider of technology-based solutions and agricultural products that improve farm productivity and food quality. Monsanto remains focused on enabling both small-holder and large-scale farmers to produce more from their land while conserving more of our world's natural resources such as water and energy.  To learn more about our business and our commitments, please visit: www.monsanto.com.  Follow our business on Twitter at www.twitter.com/MonsantoCo  on Facebook at  www.facebook.com/MonsantoCo, or subscribe to our News Release RSS Feed.

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Cautionary Statements Regarding Forward-Looking Information:

Certain statements contained in this release are "forward-looking statements," such as statements concerning the company's anticipated financial results, current and future product performance, regulatory approvals, business and financial plans and other non-historical facts. These statements are based on current expectations and currently available information. However, since these statements are based on factors that involve risks and uncertainties, the company's actual performance and results may differ materially from those described or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, among others: continued competition in seeds, traits and agricultural chemicals; the company's exposure to various contingencies, including those related to intellectual property protection, regulatory compliance and the speed with which approvals are received, and public acceptance of biotechnology products; the success of the company's research and development activities; the outcomes of major lawsuits; developments related to foreign currencies and economies; successful operation of recent acquisitions; fluctuations in commodity prices; compliance with regulations affecting our manufacturing; the accuracy of the company's estimates related to distribution inventory levels; the company's ability to fund its short-term financing needs and to obtain payment for the products that it sells; the effect of weather conditions, natural disasters and accidents on the agriculture business or the company's facilities; and other risks and factors detailed in the company's most recent reports on Forms 10-Q and 10-K. Undue reliance should not be placed on these forward-looking statements, which are current only as of the date of this release. The company disclaims any current intention or obligation to update any forward-looking statements or any of the factors that may affect actual results.

Notes to editors: Monsanto and the vine Design, Genuity, SmartStax, Roundup Ready and Roundup Ready 2 Yield are trademarks owned by Monsanto Technology LLC. SmartStax multi-event technology developed by Monsanto and Dow AgroSciences.

Monsanto Company
Selected Financial Information
(Dollars in millions)
Unaudited

1.
Reconciliation of EPS and Free Cash Flow.  The presentations of ongoing EPS and free cash flow are not intended to replace net income (loss), cash flows, financial position or comprehensive income (loss), and they are not measures of financial performance as determined in accordance with generally accepted accounting principles (GAAP) in the United States.  The following tables reconcile ongoing EPS and free cash flow to the respective most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of EPS to Ongoing EPS:  Ongoing EPS is calculated excluding certain after-tax items which Monsanto does not consider part of ongoing operations.

	Fiscal Year 2010 Guidance	First Quarter 2010 Guidance
Diluted Earnings (Loss) per Share	$2.85-$3.11	$(0.04)-$(0.07)
Restructuring Charges	$0.19-$0.25	$0.02-$0.03
Diluted Earnings (Loss) per Share from Ongoing Business	$3.10-$3.30	$(0.05)

Reconciliation of Free Cash Flow:  Free cash flow represents the total of cash flows from operating activities and investing activities, as reflected in the Statements of Consolidated Cash Flows.  With respect to the fiscal year and first quarter 2010 free cash flow guidance, Monsanto does not include any estimates or projections of Net Cash Provided (Required) by Financing Activities because in order to prepare any such estimate or projection, Monsanto would need to rely on market factors and conditions that are outside of its control.

	Fiscal Year 2010 Guidance	First Quarter 2010 Guidance
Net Cash Provided (Required) by Operating Activities	$2,000-2,200	$(1,500)-(1,700)
Net Cash Required by Investing Activities	(1,100)-(1,200)	(100)-(300)
Free Cash Flow	$ 900-1,000	$ (1,800)
Net Cash Required by Financing Activities	N/A	N/A
Effect of Exchange Rate Changes on Cash and Cash Equivalents	N/A	N/A
Net Increase in Cash and Cash Equivalents	N/A	N/A
Cash and Cash Equivalents at Beginning of Period	N/A	N/A
Cash and Cash Equivalents at End of Period	N/A	N/A